Exhibit 99(a)(1)(D)

COVER LETTER TO OFFER TO PURCHASE AND LETTER OF TRANSMITTAL

IF YOU DO NOT WANT TO SELL YOUR SHARES AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SOLELY NOTIFICATION OF THE FUND’S TENDER OFFER.

April 6, 2016

Dear Integrity Capital Income Fund, Inc. Shareholder:

We are writing to inform you of important dates relating to a tender offer by Integrity Capital Income Fund, Inc. (the “Fund”). If you are not interested in having the Fund repurchase your Shares or a portion of your Shares in the Fund (“Shares”) valued as of January 31, 2016, please disregard this notice and take no action.

The tender offer period will begin on April 6, 2016 and will end at 11:59 p.m., Mountain Time, on May 4, 2016, at which point the tender offer will expire. The purpose of the tender offer is to provide liquidity to Shareholders of the Fund that hold Shares. Shares may be presented to the Fund for purchase only by tendering them during one of the Fund’s announced tender offers.

Should you wish to tender your Shares or a portion of your Shares for purchase by the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal so that it is received by Integrity Capital Income Fund, Inc. no later than May 4, 2016. If you do not wish to have all or any portion of your Shares repurchased, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY PORTION OF YOUR SHARES REPURCHASED.

If you would like to tender your Shares, you should complete, sign and either (i) mail or otherwise deliver the Letter of Transmittal to Integrity Capital Income Fund, Inc., Attention: President, 13540 Meadowgrass Drive, Suite 100, Colorado Springs, Colorado, 80921; or (ii) email it to Integrity Capital Income Fund, Inc. at wmops@integritybankandtrust.com, so that it is received before 11:59 p.m., Mountain Time, on May 4, 2016.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call (719) 955-4801.

Sincerely,

INTEGRITY CAPITAL INCOME FUND, INC.